Exhibit 10.1

222 BERKELEY STREET

Boston, Massachusetts

Second Amendment to Lease

Rhythm Pharmaceuticals, Inc.

This Second Amendment to Lease (this “Second Amendment”) is made as of August 6, 2018 (the “Effective Date”) by and between 500 BOYLSTON & 222 BERKELEY OWNER (DE), a Delaware limited liability company, having an office at c/o Oxford Properties Group, 125 Summer Street, Boston, Massachusetts 02110 (“Landlord”), and RHYTHM PHARMACEUTICALS, INC., a Delaware corporation, having an office at 500 Boylston Street, 11th Floor, Boston, Massachusetts 02116 (“Tenant”).

Background

A.                                    Pursuant to the provisions of that certain Lease dated as of November 25, 2015 (the “Original Lease”), as amended by that certain First Amendment to Lease dated as of April 15, 2016 (as amended, the “Existing Lease”), Tenant leases from Landlord, and Landlord leases to Tenant, a space containing approximately 6,830 square feet of Net Rentable Area (the “Original Premises”) on a portion of the eleventh (11th) floor of the building located at 500 Boylston Street, Boston, Massachusetts (the “500 Boylston Building”).  Capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Lease.

B.                                    Landlord and Tenant desire to enter into this Second Amendment to provide for (i) the relocation of Tenant’s current premises to new premises located on the twelfth (12th) floor of the building located at 222 Berkeley Street, Boston, Massachusetts (the “222 Berkeley Building”), (ii) the extension of the Term for the relocated premises, and (iii) the amendment of the Lease in certain other respects, all in accordance with the terms and conditions set forth herein.  The Existing Lease, as amended by this Second Amendment, is referred to herein as the “Lease”).

Agreement

NOW, THEREFORE, in consideration of the foregoing and mutual covenants contained herein, Landlord and Tenant hereby agree to modify and amend the Lease as follows:

1.                                      Relocation Premises.  Effective as of the Relocation Commencement Date (as defined below), the Leased Premises under the Lease shall include the portion of the twelfth (12th) floor of the 222 Berkeley Building more particularly shown on Exhibit A hereto (the “Relocation Premises”), which the parties stipulate and agree contains 13,677 square feet of Net Rentable Area.  Effective as of the Original Premises Surrender Date (as defined below), the Original Premises shall cease to be included in the Leased Premises under the Lease.  Except as expressly set forth in this Second Amendment, Tenant’s lease of the Relocation Premises during the Relocation Term (as defined below) shall be on all of the terms and conditions of the Lease in effect as of the Relocation Commencement Date.

(a)                                 Relocation Term.  The Term in respect of the Relocation Premises (the “Relocation Term”) shall commence at 12:01 a.m. on the Relocation Commencement Date (as defined below) and shall end at 11:59 p.m. on the Relocation Expiration Date (as defined below), unless earlier terminated in accordance with the terms and conditions of the Lease or extended under Paragraph 3(c) below.  As used herein:

(i)                                     The “Relocation Commencement Date” shall be the date that is the earlier of (x) May 1, 2019 (as such date may be subject to extension, if applicable, under Paragraph B.2 of Exhibit B attached hereto, the “Estimated Relocation Commencement Date”) and (y) the date on which Tenant first occupies all or any portion of the Relocation Premises for the regular conduct of Tenant’s business (which shall not be deemed to have occurred by virtue of Tenant’s entry into the Relocation Premises under Exhibit B attached hereto for purposes of performing the Relocation Premises Work as defined therein or installing or testing Tenant’s furniture, fixtures, or equipment therein under Exhibit B in preparation for such occupancy);

(ii)                                  The “Relocation Rent Commencement Date” shall mean the date that is three (3) months after the Relocation Commencement Date, and the “Relocation Rent Waiver Period” shall mean the three-(3)-month period commencing on the Relocation Commencement Date and ending on the day immediately preceding the Relocation Rent Commencement Date;

(iii)                               The “Relocation  Expiration Date” shall mean the last day of the sixth (6th) Relocation Lease Year, subject to extension, if applicable, under Paragraph 3(c) below;

(iv)                              “Relocation  Lease Year” shall mean each of the successive periods of twelve (12) months commencing on the Relocation Rent Commencement Date and each anniversary thereof, except that, if the Relocation Rent Commencement Date does not occur on the first day of a calendar month, the sixth (6th) Relocation Lease Year shall include the balance of the calendar month  in which the sixth (6th) anniversary of the Relocation Rent Commencement Date occurs.

(b)                                 Delivery of Relocation Premises and Initial Tenant Work.  Landlord shall deliver the Relocation Premises to Tenant after performing the Landlord Delivery Work (as defined in Exhibit B attached hereto), Landlord shall provide to Tenant a tenant improvement allowance equal to $957,390.00 (i.e., $70.00 per square foot of Net Rentable Area of the Relocation Premises) (the “Relocation Premises Allowance”), and Tenant shall perform the Relocation Premises Work in the Relocation Premises, all in accordance with and subject to the terms and conditions set forth in Exhibit B attached to this Second Amendment.  The provisions of Exhibit B to the Original Lease shall not apply to the Relocation Premises or the Relocation Premises Work hereunder.

(c)                                  Rent for Relocation Premises.   During the Relocation Term, Tenant shall pay Net Rent for the Relocation Premises as set forth in the table below, together with additional rent for Tenant’s Proportionate Share of Estimated Operating Cost and Estimated Impositions, for electricity charges (as provided below), and for all other payments under the Lease on account of the Relocation Premises, in each case at the times and the manner set forth in the Existing Lease,

as amended by this Second Amendment.   The Net Rent payable for the Relocation Premises shall be as follows:

Relocation Lease Years	Net Rent per square foot of Net Rentable Area of Leased Premises per Annum	Monthly Net Rent
Relocation Premises Commencement Date through Lease Year 1:	$57.00 (subject to the Relocation Rent Waiver Period below)	$64,965.75 (subject to the Relocation Rent Waiver Period below)
Lease Year 2:	$58.14	$66,265.07
Lease Year 3:	$59.30	$67,590.37
Lease Year 4:	$60.49	$68,942.17
Lease Year 5:	$61.70	$70,321.02
Lease Year 6:	$62.93	$71,727.44

Notwithstanding the foregoing, provided that Tenant is not then in default beyond applicable notice and cure periods under the Lease, Landlord agrees to waive the payment of Net Rent and additional rent for Tenant’s Proportionate Share of Estimated Operating Cost and Estimated Impositions in respect of the Relocation Premises for the Relocation Rent Waiver Period; provided that during the Relocation Rent Waiver Period, Tenant shall pay additional rent for electricity and separately reimbursable charges (e.g., after-hours HVAC) for the Relocation Premises on the terms and conditions set forth in the Lease.

(d)                                 Electricity.  During the Relocation Term, Tenant shall pay to Landlord, as Additional Rent, the costs of electricity used in or for the Relocation Premises (i) pursuant to a check-meter installed for the Relocation Premises by Tenant under Exhibit B to measure Tenant’s consumption of standard tenant electricity in the Relocation Premises and (ii) with respect to electricity for common areas on the floor (including, without limitation, air handling units or other HVAC equipment serving such floor) based on its pro-rata share (on a per rentable square foot basis) of such common area electricity costs for the multi-tenant floor on which the Relocation Premises are located (which electricity is check-metered for the floor), except for any above-standard consumption or special equipment from time to time installed by or for Tenant in the Relocation Premises which shall be subject to Section 3.02(e) of the Lease.  Tenant shall make estimated monthly payments for the electricity charges hereunder, in advance on the first day of each month or partial month of the Relocation Premises Term, based on amounts reasonably estimated by Landlord from time to time for such electricity charges, subject to periodic reconciliations based on the applicable utility rates and the period in question in accordance with the Lease.

(e)                                  Letter of Credit.   Reference is made to the Letter of Credit provided under Section 4.17 of the Lease, which is currently in the amount of $150,000.00 following the first Reduction Date as set forth therein.  Section 4.17 of the Original Lease is hereby amended to delete the phrase “36 months after Rent Commencement Date” from the chart in Section 4.17 (i.e., the second Reduction Date) and inserting “June 1, 2020” in its place.

(f)                                   Parking.  Tenant currently uses two (2) unreserved parking spaces in the Garage on the terms set forth in the Parking Addendum attached to the Original Lease.  During the Relocation Term, Tenant shall have the right to use five (5) unreserved parking spaces in accordance with, and subject to, the terms and conditions of the Parking Addendum attached to the Original Lease.  The current monthly rate is $450 per space per month for unreserved spaces and $675 per space per month for reserved spaces.  If Tenant hereafter expands the Leased Premises under Paragraph 3 below, additional unreserved parking spaces shall be made available to achieve a ratio of one (1) space per 3,000 rentable square feet of the Relocation Premises, as so expanded.  For the avoidance of doubt, as provided in the Parking Addendum, Tenant may from time to time request additional parking spaces on a month-to-month basis, which shall be subject to availability as provided in the Parking Addendum.  Tenant shall pay for all parking spaces under this paragraph at the then prevailing rates from time to time applicable under the Parking Addendum.

(g)                                  Initial Sublease Space.  Reference is made to the portion of the Relocation Premises that is defined as the Initial Sublease Space in Exhibit B, which contains approximately 3,495 square feet of Net Rentable Area, is currently separately demised from the balance of the Relocation Premises, and will be delivered to Tenant in the condition provided in Exhibit B.   Notwithstanding anything to the contrary in this Paragraph 1 above, in the event that Tenant enters into a sublease for all or part of the Initial Sublease Space for a beneficial occupancy date by the applicable subtenant that occurs before the Relocation Commencement Date (such period of the applicable subtenant’s beneficial occupancy, including payment of base rent under such a sublease, prior to the Relocation Commencement Date being referred to herein as the “Early Sublease Occupancy Period”), then (i) such occupancy by the applicable subtenant of the Initial Sublease Space shall not be deemed to cause the Relocation Commencement Date to occur under Paragraph 1(a)(i)(y) above; (ii) during the Early Sublease Occupancy Period, Tenant shall pay to Landlord, solely with respect to the Initial Sublease Space, Net Rent (at the annual rate of $57.00 per square foot of Net Rentable Area of the Initial Sublease Space during the Early Sublease Occupancy Period), additional rent for Tenant’s Proportionate Share of Estimated Operating Cost and Estimated Impositions (based on the square feet of Net Rentable Area of the Initial Sublease Space set forth above), and for electricity charges and other payments under the Lease on account of the Initial Sublease Space; (iii) such Early Sublease Occupancy Period, if any, shall have no effect on the Relocation Rent Commencement Date, the Relocation Rent Waiver Period, or the Relocation Expiration Date set forth in Paragraph 1(a) above with respect to the entire Relocation Premises, each of which shall be determined without regard to the occurrence of the Early Sublease Occupancy Period, and (iv) Tenant’s lease of the Initial Sublease Space during the Early Sublease Occupancy Period shall otherwise be in accordance with the terms and conditions of the Lease.  In addition, Landlord hereby acknowledges and  agrees that the recapture right under Section 4.06(c) of the Original Lease shall not apply to Tenant’s initial sublease of the Initial Sublease Space (whether for a beneficial occupancy period that occurs before or after the Relocation Commencement Date), notwithstanding anything to the contrary in Section 4.06 of the Original Lease.

2.                                      Surrender of Original Premises.  On or before the end of the day (the “Original Premises Surrender Date”) that is five (5) Business Days after the Relocation Commencement Date, Tenant shall vacate and surrender the Original Premises in its entirety in the condition required under Section 4.07 of the Lease, with the same effect as if the Original Premises Surrender Date were the Term Expiration Date under the Lease solely in respect of the Original Premises; provided, however, that during such five-(5)-Business-Day period after the Relocation Premises Commencement Date (the “Move-Out Grace Period”), Tenant shall not be obligated to pay, on account of Tenant’s occupancy of the Original Premises, Net Rent and additional rent for Tenant’s Proportionate Share of Estimated Operating Cost and Estimated Impositions for the Original Premises, but shall continue to pay additional rent for electricity and any separately reimbursable charges for the Original Premises for the Move-Out Grace Period (e.g., after-hours HVAC or special cleaning services).  For the avoidance of doubt, with respect to the period ending on the Relocation Commencement Date, the provisions of the Lease shall continue to apply to the Original Premises and Tenant shall continue to pay Net Rent, Tenant’s Proportionate Share of Estimated Operating Cost and Estimated Impositions, electricity charges, and all other payments under the Lease on account of the Original Premises in accordance with the terms of the Original Lease through the day immediately preceding the Relocation Commencement Date.  In the event that Tenant shall fail to vacate and surrender the Original Premises in its entirety in the condition required under Section 4.07 of the Lease on or before the expiration of the Move-Out Grace Period, any such holdover in the Original Premises shall be subject to the provisions of Section 8.02 of the Lease.

3.                                      Special Provisions.

(a)                                 Temporary Swing Space.  Landlord shall provide Tenant with the temporary use of Swing Space, in accordance with, and subject to, the terms and conditions set forth in Paragraph 1 of Exhibit D attached to this Second Amendment.

(b)                                 Right of First Offer.  Tenant shall have a one-time right of first offer on the balance of the twelfth (12th) floor of the 222 Berkeley Building in accordance with, and subject to, the terms and conditions set forth in Paragraph 2 of Exhibit D attached to this Second Amendment.

(c)                                  Extension Option.   Tenant shall have the option to extend the Relocation Term for the Relocation Premises beyond the end of the Relocation Term set forth in Paragraph 1(a) above for one (1) period of five (5) years, in accordance with, and subject to, the terms and conditions set forth in Paragraph 3 of Exhibit D attached to this Second Amendment.  Section 9.01 of the Lease is hereby deleted in its entirety.  For the avoidance of doubt, Article 7 (Appraisal) shall not apply to determination of the Fair Market Rent Rate for the Extension Term (if applicable) under this Paragraph 3(c), which shall be determined in accordance with Paragraph 3(c) and (d) of Exhibit D attached hereto.

4.                                             Conforming Amendments.  In further implementation of the provisions of this Second Amendment, the Lease is hereby amended as follows:

(a)                                 Tenant’s Address.  As of the Relocation Commencement Date, the definition of Tenant’s Address in the Basic Lease Information section of the Lease shall be amended in its entirety to read as follows:

Tenant’s Address:                                              Rhythm Pharmaceuticals, Inc.

222 Berkeley Street

12th Floor

Boston, MA 02116

Attn:  Hunter Smith

with a copy to:

Morgan, Lewis & Bockius LLP

One Federal Street

Boston, MA 02110

Attention:  Julio E. Vega, Esq.

(b)                                 Landlord’s Address.  The definition of Landlord’s Address in the Basic Lease Information section of the Lease is hereby amended in its entirety to read as follows:

Landlord’s Address:

500 Boylston & 222 Berkeley Owner (DE) LLC

c/o Oxford Properties Group

125 Summer Street

Boston, MA 02110

Attention: Director of Leasing

and

500 Boylston & 222 Berkeley Owner (DE) LLC

c/o Oxford Properties Group

125 Summer Street

Boston, MA 02110

Attention:  Legal Department

with a copy to:

DLA Piper LLP (US)

33 Arch Street, 26th Floor

Boston, MA  02110

Attn:  John L. Sullivan, Esq.

(c)                                  Leased Premises.  As of the Relocation Commencement Date, the definitions of “Leased Premises” and “Net Rentable Area” in the Basic Lease Information section of the  Lease shall be amended in their entirety to read as follows:

Leased Premises:                                                   A portion of the twelfth (12th) floor of the Building located at 222 Berkeley Street, Boston, Massachusetts as depicted in Exhibit A attached to the Second Amendment to this Lease.

Net Rentable Area:                                        13,677 square feet

(d)                                 Term Commencement and Expiration Dates.  As of the Effective Date, the definitions of “Term Commencement Date”, the “Rent Commencement Date”, and “Term Expiration Date” in the Basic Lease Information section of the Lease shall be deemed to refer, respectively and solely in respect of the Relocation Premises, to the Relocation Commencement Date, the Relocation Rent Commencement Date, and the Relocation Expiration Date set forth in Paragraph 1(a) of this Second Amendment.  The “Term Expiration Date”, solely in respect of the Original Premises, shall be deemed to refer to the Original Premises Surrender Date determined under Paragraph 2 of this Second Amendment.

(e)                                  Net Rent.  As of the Relocation Commencement Date, the definition of “Net Rent” in the Basic Lease Information section of the Lease shall be deemed to refer to the Net Rent for the Relocation Premises set forth in Paragraph 1(c) of this Second Amendment.

(f)                                   Tenant Work Allowance.  The definition of “Tenant Work Allowance” in the Basic Lease Information section of the Lease shall be deemed to refer, solely in respect of the Relocation Premises, to the Relocation Premises Allowance as defined in Exhibit B attached to this Second Amendment.

(g)                                  Tenant’s Proportionate Share.  As of the Relocation Commencement Date, the “Tenant’s Proportionate Share” in respect of the Relocation Premises shall be determined, in accordance with the definition thereof set forth in Section 11.01 of the Lease, based on the square feet of Net Rentable Area of the Relocation Premises set forth in Paragraph 1(a) of this Second Amendment.

(h)                                 Letter of Credit.  As of the Effective Date, the amount set forth for the “Letter of Credit” in the Basic Lease Information section of the Lease shall be as provided in Paragraph 1(e) of this Second Amendment.

(i)                                     Parking Spaces.  As of the Relocation Commencement Date, the number of Parking Spaces set forth in the Basic Lease Information section of the Lease shall be as provided in Paragraph 1(f) of this Second Amendment.

(j)                                    Building.  As of the Relocation Commencement Date, the definition of the “Building” in Section 11.01 of the Lease shall be amended in its entirety to read as follows:

“Building” shall mean the 22-story building (consisting of a 6-story low-rise portion, a 16-story high-rise portion and 3 levels of parking space below grade) located on the Land, and comprising the Office Section, the Commercial Section and common areas such as mechanical rooms, elevator machine rooms, loading dock facilities, janitor and utility rooms, electrical and communication closets and similar facilities.

In addition, as of the Relocation Commencement Date, all references in the Original Lease to “the Building” shall be deemed to refer to the 222 Berkeley Building, and all references in the Original Lease to the 222 Berkeley Building shall be deemed to refer to the 500 Boylston Building.

(k)                                 Land.  As of the Relocation Commencement Date, the definition of “Land” in Section 11.01 of the Lease shall be amended in its entirety to refer to the parcel of real property owned by Landlord and described in Exhibit A-1 attached to this Second Amendment.

(l)                                     Project.  As of the Relocation Commencement Date, the definition of “Project” in Section 11.01 of the Lease shall be amended in its entirety to read as follows:

“Project” shall mean the Building and, for so long as it is under common ownership or control with the Building, the adjacent building known as 500 Boylston Street.

(m)                             Obsolete Provisions.  For avoidance of doubt, Section 10.01 (the Swap Right) of the Original Lease, which was not exercised, shall not apply to the Relocation Premises hereunder.  Section 10.01 of the Original Lease and Exhibit A-2 attached thereto are hereby deleted in their entirety.

(n)                                 Exhibits.  As of the Relocation Commencement Date, Exhibit  A and Exhibit A-1 attached to the Original Lease shall be deleted in their entirety and replaced with Exhibit A and Exhibit A-1 attached to this Second Amendment.

(o)                                 Other Updated Provisions.   As of the Relocation Commencement Date, the Building Rules and Regulations for the 500 Boylston Building attached as Exhibit C to the Original Lease shall be deleted and shall be replaced by the Building Rules and Regulations for the 222 Berkeley Building attached as Exhibit C to this Second Amendment.

5.                                      Broker.  Landlord and Tenant hereby represent and warrant to each other that neither has dealt with any real estate broker or agent in connection with the procurement of this Second Amendment, except for CBRE, Inc. and Cushman & Wakefield, Inc. (collectively, the “Tenant’s Brokers”).  Tenant shall indemnify and hold Landlord harmless from any costs, expense or liability (including costs of suit and reasonable attorneys’ fees) for any compensation, commission or fees claimed by any real estate broker or agent in connection with the procurement of this Second Amendment claiming the same by, through or under Tenant, other than the Tenant’s Brokers.  Landlord shall pay the commission due to the Tenant’s Brokers with respect to this Second Amendment pursuant to a separate agreement.

6.                                      General.

(a)                                 Ratification of Lease Provisions.  Except as otherwise expressly amended, modified and provided for in this Second Amendment, Landlord and Tenant hereby ratify all of the provisions, covenants and conditions of the Lease, and such provisions, covenants and conditions shall be deemed to be incorporated herein and made a part hereof and shall continue in full force and effect.

(b)                                 Entire Amendment.  This Second Amendment contains all the agreements of the parties with respect to the subject matter hereof and supersedes all prior dealings between the parties with respect to such subject matter.

(c)                                  Binding Amendment.  This Second Amendment shall be binding upon, and shall inure to the benefit of the parties hereto, and their respective successors and assigns.

(d)                                 Governing Law.  This Second Amendment shall be governed by the laws of the Commonwealth of Massachusetts without regard to conflict of laws principles.

(e)                                  Authority.  Landlord and Tenant each warrant to the other that the person or persons executing this Second Amendment on its behalf has or have authority to do so and that such execution has fully obligated and bound such party to all terms and provisions of this Second Amendment.

(f)                                   No Reservation.  Submission of this Second Amendment for examination or signature is without prejudice and does not constitute a reservation, option or offer, and this Second Amendment shall not be effective until execution and delivery by each of the parties hereto.

(g)                                  Counterparts.  This Second Amendment may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  An electronic mail or facsimile version of an executed original of this Second Amendment shall be deemed an original, and each of the parties hereto intends to be bound by an electronic mail or facsimile version of a fully-executed original hereof or of an electronic mail or facsimile version of executed counterpart originals hereof.

[SIGNATURES ON FOLLOWING PAGE]

EXECUTED under seal as of the date first above written.

LANDLORD:

500 BOYLSTON & 222 BERKELEY
OWNER (DE) LLC,
a Delaware limited liability company

By:	/s/ Chad Remis
Name: Chad Remis
Title: Vice President

By:	/s/ Kristen E. Binck
Name: Kristen E. Binck
Title: Assistant Secretary

TENANT:

RHYTHM PHARMACEUTICALS, INC.,
a Delaware corporation

By:	/s/ Hunter C. Smith
Name: Hunter C. Smith
Title: Chief Financial Officer

By:	/s/ Keith M. Gottesdiener
Name: Keith M. Gottesdiener
Title: Chief Executive Officer

EXHIBIT A

Floor Plan of Relocation Premises

This Exhibit is attached to and made a part of the Second Amendment to Lease (the “Second Amendment”) by and between 500 BOYLSTON & 222 BERKELEY OWNER (DE) LLC, a Delaware limited liability company (“Landlord”), and RHYTHM PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”), for space in the Building located at 222 Berkeley Street, Boston, Massachusetts 02116.  Capitalized terms used but not defined herein shall have the meanings given in the Lease (as defined in the Second Amendment).

[see attached plan]

EXHIBIT A-1

Legal Description of Land

This Exhibit is attached to and made a part of the Second Amendment to Lease (the “Second Amendment”) by and between 500 BOYLSTON & 222 BERKELEY OWNER (DE) LLC, a Delaware limited liability company (“Landlord”), and RHYTHM PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”), for space in the Building located at 222 Berkeley Street, Boston, Massachusetts 02116.  Capitalized terms used but not defined herein shall have the meanings given in the Lease (as defined in the Second Amendment).

[see attached legal description]

Legal Description of Premises

That certain parcel of land on the South of Boylston Street, the East side of Clarendon Street and the North side of St. James Avenue in Boston, Suffolk County, Massachusetts, along with all buildings and other improvements thereon, shown as Lot A on a plan of land entitled "500 Boylston Street Subdivision Plan of Land in Boston, MA, Suffolk County" dated 21 January 1986, revised 27 February 1986, by Survey Engineers of Boston and recorded with Suffolk Deeds at the end of Book 12397, which parcel is bounded and described according to the plan as follows:

Beginning at the Northwest corner of the premises at the southeasterly corner of the intersection of Boylston and Clarendon Streets; thence running

North 69°45'00" East by Boylston Street, 322.37 feet; thence

South 20°15'00" East by land formerly of the Mill Dam Trust and of New England Mutual Life Insurance Company, 249.97 feet to St. James Avenue; thence

South 69°44'51" West by St. James Avenue, 322.34 feet to the Northeast corner of the intersection of St. James Avenue and Clarendon Street; thence

North 20°15'31" West by Clarendon Street, 249.98 feet to the point of beginning.

Containing, according to the plan 80,581 square feet of land, more or less.

Included within the above-described parcel are three parcels of registered land bounded and described as follows:

First Registered Parcel

That certain parcel of land situated in said Boston, bounded and described as follows:

Northerly by the southerly line of Boylston Street, 28.30 feet;

Easterly by land formerly of the Mill Dam Trust, 125 feet;

Southerly by land formerly of New England Mutual Life Insurance Company, 28.30 feet and

Westerly by land formerly of New England Mutual Life Insurance Company, 126 feet.

This first registered parcel is shown on a plan drawn by Survey Engineers of Boston and filed with the Engineering Office of the Land Court in Boston, Massachusetts as Plan No. 2025B, being a subdivision of the land described in Suffolk Registry District Certificate of Title No. 94648 in Registration Book 469, Page 48.

Second Registered Parcel

That certain parcel of land situated in said Boston, bounded and described as follows:

Northwesterly by the southeasterly line of Boylston Street, 24 feet;

Northeasterly by land now or formerly of Andrew D. MacLachlan, the line running in part through the middle of a party wall, 125 feet;

Southeasterly by land of New England Mutual Life Insurance Company, 24 feet; and

Southwesterly by land now or formerly of Frederick Ayer, the line running in part through a party wall, 125 feet.

All of said boundaries are determined by the Court to be located as shown on a plan drawn by Aspinwall & Lincoln, Civil Engineers, dated May 13, 1912, as approved by the Court, filed in the Land Registration Office as Plan No. 3811A, a copy of a portion of which is filed with Certificate of Title No. 4596.

Third Registered Parcel

That certain parcel of land situated in said Boston, bounded and described as follows:

Northwesterly by the southeasterly line of Boylston Street, 72.23 feet;

Northeasterly by land now or formerly of Julius P. Passett, the line in part running through the middle of a 12" brick party wall, 125 feet;

Southeasterly by land of New England Mutual Life Insurance Company, 72.23 feet; and

Southwesterly by land now or formerly of Andrew D. MacLachlan, the line in part running through the middle of a 12" brick party wall, 125 feet.

All of said boundaries are determined by the Court to be located as shown upon plan numbered 32268A which is filed with Certificate of Title No. 72280.

PARCEL 2:

The land in Boston, Suffolk County, Massachusetts, situated at Berkeley Street, and being shown as Lot B on a plan entitled, "Subdivision Plan of Land in Boston, MA, " dated January 21, 1986, prepared by Survey Engineers of Boston, and recorded with the Suffolk County Registry of Deeds in Plan Book 12397, Page End.

Included within said Lot B is the following described parcel of Registered Land:

Lot 2 on a plan entitled "Subdivision Plan of Land in Boston, MA" dated January 13, 1986, prepared by Survey Engineers of Boston as approved by the Court, filed with the Registration Office in Boston as Plan 2025B, a copy of a portion of which is filed with Certificate of Title 99356.

Lot B contains 1.295+/- acres, according to said plan.

EXHIBIT B

Work Letter

(Initial Tenant Work to be Performed by Tenant)

This Exhibit is attached to and made a part of the Second Amendment to Lease (the “Second Amendment”) by and between 500 BOYLSTON & 222 BERKELEY OWNER (DE) LLC, a Delaware limited liability company (“Landlord”), and RHYTHM PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”), for space in the Building located at 222 Berkeley Street, Boston, Massachusetts 02116.  Capitalized terms used but not defined herein shall have the meanings given in the Lease (as defined in the Second Amendment).

For purposes of this Exhibit B, all references herein to the “Premises” and the “Initial Tenant Work” shall be deemed to refer, respectively, to the Relocation Premises and the Tenant Improvement work performed by Tenant in the Relocation Premises under this Exhibit B (the “Relocation Premises Work”).

B.1                             Condition of Premises.  Subject only to Landlord’s obligation to perform the Landlord Delivery Work and to provide the Allowance as provided in Paragraph B.4 below, Tenant has inspected, and is satisfied with, the existing, “as-is” condition of the Premises, including any existing improvements and Base Building elements now located therein.  Tenant shall be deemed to have accepted the condition of the Premises on the Delivery Date (as defined below) to the extent that the Premises are in the same or better condition as on the Effective Date, reasonable wear and tear and damage by Tenant and persons acting under Tenant excepted.  Landlord’s sole obligation with respect to any such items shall be to restore to their prior condition any such items damaged after the Effective Date and prior to the Delivery Date (reasonable wear and tear and damage by Tenant and persons acting under Tenant excepted).  Any Initial Tenant Work shall be constructed by Tenant in accordance with, and subject to, the terms and conditions set forth in Section 4.07 of the Lease and this Exhibit B, at Tenant’s expense (subject to reimbursement from the Allowance as provided in Paragraph B.4 below).  Landlord shall not be responsible for any aspects of the design or construction of Initial Tenant Work, the correction of any defects therein, or any delays in the completion thereof.

B.2                             Landlord Delivery Work.  The “Delivery Date” shall mean the date on which the Premises are delivered to Tenant, free of other occupants and their personal property, after Landlord has substantially completed the Landlord Delivery Work.  Landlord shall, at its sole cost and expense, perform the demolition work required to deliver the Premises in “shell condition” as more particularly described on Schedule C-1 attached hereto (the “Landlord Delivery Work”).  Landlord shall use commercially reasonable efforts to substantially complete the Landlord Delivery Work on or before January 1, 2019 (the “Estimated Delivery Date”).  Notwithstanding the foregoing, if Tenant so requests by notice to Landlord no later than October 1, 2018, Landlord will limit the foregoing demolition work to a portion of the Relocation  Premises comprising approximately 10,182 square feet of Net Rentable Area as shown on Exhibit A attached hereto (the “Shell Condition Space”), exclusive of the separately demised portion thereof containing approximately 3,495 square feet of Net Rentable Area as shown on Exhibit A attached hereto (the

“Initial Sublease Space”).  Upon the Delivery Date, Tenant shall accept the existing improvements in the Initial Sublease Space in their “as is” condition.   In the event that substantial completion of the Landlord Delivery Work is delayed beyond the Estimated Delivery Date, other than due to any request or delay caused by Tenant or any person acting under Tenant  (a “Tenant Delay”), and to the extent such delay actually delays Tenant’s commencement of the Initial Tenant Work, then the “Estimated Relocation Commencement Date” set forth in Paragraph 1(a) of the Second Amendment shall be deemed to be delayed by one (1) day for each day of such delay by Landlord in the substantial completion of the Landlord Delivery Work.  In the event of a Tenant Delay, if any, Landlord will promptly advise Tenant of the occurrence of such Tenant Delay.

In addition to the Landlord Delivery Work, Landlord shall, at its sole cost and expense, perform the common corridor and common restroom work on the twelfth (12th) floor of the Building using Building standard materials equivalent to those in the sixteenth (16th) floor of the Building (the “Common Area Work”).  Landlord shall substantially complete the Common Area Work on or before the date that is one (1) year after the Relocation Commencement Date set forth in Paragraph 1(a) of the Second Amendment.

For purposes hereof, “substantially complete” and “substantial completion” shall mean that the applicable work by Landlord under this Paragraph B.2 has been completed, other than minor punchlist-type items the completion of which will not unreasonably delay or interfere with Tenant’s performance of the Initial Tenant Work or (as applicable) Tenant’s occupancy of the Premises for the regular conduct of business.  The foregoing provisions shall be self-operative, but in confirmation thereof at Landlord’s request Tenant shall execute and deliver an instrument confirming the date on which substantial completion of such work occurred, provided that any failure by Tenant to execute and return such confirmatory instrument (or to provide written objection identifying the elements of the work that Tenant claims must be completed in order to achieve substantial completion of such work) within three (3) Business Days after its delivery to Tenant shall be deemed Tenant’s acknowledgement that the applicable work was substantially complete on the date set forth in such instrument.

B.3                             Tenant’s Construction Documents.   Tenant shall prepare, at Tenant’s expense (subject to reimbursement from the Allowance as provided in Paragraph B.4 below), and deliver to Landlord the final construction documents for the Initial Tenant Work in the Premises in accordance with Section 4.07 of the Lease and the requirements listed on Schedule C-2 attached hereto (the “Construction Documents”).  Within thirty (30) days after the Effective Date, Tenant shall retain a qualified architect who is experienced in the design of comparable office tenant space in comparable first-class high-rise buildings and licensed in the state or commonwealth in which the Building is located, to prepare the Construction Documents for the Initial Tenant Work.  Landlord hereby confirms its approval of Charles Rose Architects as Tenant’s architect for the Initial Tenant Work.  Tenant shall also retain, or cause its architect to retain, the services of the electrical and mechanical engineers engaged by Landlord for the Building or such other experienced engineers as are otherwise reasonably approved by Landlord, as well as Landlord’s structural engineer if any portion of Initial Tenant Work affects structural components of the Building.  Even if any such architect or engineers may have been otherwise engaged by Landlord in connection with the Building, Tenant shall be solely responsible for the liabilities and expenses of all architectural and engineering services relating to the Initial Tenant Work (subject to reimbursement from the Allowance as provided in Paragraph B.4 below) and (as between Landlord and Tenant) for the sufficiency and completeness of the Construction Documents submitted to Landlord.  The Construction Documents shall comply with the Building’s construction rules and regulations, including without limitation those designed to maintain a uniform exterior appearance of the Building.  Tenant shall be solely responsible for the timely preparation and submission to Landlord of the Construction Documents.  Landlord shall use reasonable efforts to review and approve (or provide comments on) the Construction Documents, in a written response, within ten (10) Business Days after the same are delivered to Landlord, provided that Landlord reserves the right to extend such review period for up to an additional ten (10) Business Days, if reasonably required to review, or to cause Landlord’s third-party engineer(s) to review, any structural elements or other special elements of the Initial Tenant Work.  Tenant shall promptly cause the Construction Documents to be corrected or revised to address Landlord’s comments and resubmitted to Landlord for its review and approval as provided above.

B.4                             Tenant Work Allowance.  Landlord shall provide Tenant with an allowance for the costs (“Allowance Costs”) of constructing the Initial Tenant Work in the Premises for Tenant’s initial occupancy (including, without limitation, the so-called soft costs of architectural and engineering fees and third-party project management fees with respect thereto) in an amount not to exceed the Relocation Premises Allowance (as defined in Paragraph 1(b) of the Second Amendment and referred to herein as the “Allowance”).  For the avoidance of doubt, Tenant may apply the Allowance to all or part of the Relocation Premises, for example, if Tenant desires to construct the Initial Tenant Work in the demolished portion of the Premises under Paragraph B.3 above and to use the existing improvements in the undemolished portion of the Relocation Premises in their “as is” condition under Paragraph B.3 above.  All construction and design costs for the Premises in excess of the Allowance shall be paid for entirely by Tenant, and Landlord shall not provide any reimbursement therefor.  The Allowance shall be disbursed as requisitioned by Tenant but in no more than four (4) disbursements.  Tenant may requisition not more than ten percent (10%) of the Allowance for the soft costs for the Initial Tenant Work described above.  For each disbursement, Tenant shall submit a requisition package to Landlord, not more frequently than monthly, with an itemization of the costs being requisitioned, a certificate by an officer of Tenant that all such costs are Allowance Costs and have been incurred and paid for by Tenant, and appropriate back-up documentation including, without limitation, customary AIA forms of progress payment certifications and lien releases (in a customary form provided or reasonably approved by Landlord), and copies of paid invoices and bills.  If the total Allowance Costs for the Initial Tenant Work are reasonably estimated to exceed the Allowance, Landlord reserves the right to make pro-rata disbursements of the Allowance for each requisition, in the ratio that the Allowance bears to the total estimated Allowance Costs, subject to a final reconciliation of the Allowance upon completion of the work.  Landlord further reserves the right to fund the final ten percent (10%) of the Allowance within thirty (30) days after Tenant’s submission to Landlord of the Close-Out Materials.  The “Close-Out Materials” shall mean the requisition package for the final amount of the Allowance as provided above, together with (i) a final AIA certificate from Tenant’s architect evidencing substantial completion of the Initial Tenant Work  in accordance with the approved Construction Documents, (ii) a set of “as built” or final record plans for such work, (iii) final lien waivers for such work from all contractors, subcontractors, and other parties who would be entitled to a lien on the Property if not paid, (iv) a certificate of occupancy for the Premises after the performance of such work, and (v) any other items required under the Building’s construction rules and regulations for closing out the particular work in question.  Tenant shall not be entitled to any unused portion of the Allowance that is not requisitioned within one (1) year after the Delivery Date.  Landlord shall have no obligation to disburse any portion of the Allowance at any time when there exists an Event of Default that is continuing under the Lease (or for so long as an event or condition has occurred which with notice and the passage of time would constitute such an Event of Default), until such time as the Default (or the event or condition) has been cured by Tenant.

B.5                             Tenant’s Performance of the Work.  The Initial Tenant Work shall be performed and constructed by Tenant in accordance with the approved Construction Documents, in compliance with applicable Laws, and the provisions of the Lease, including without limitation the terms and conditions of Section 4.07 thereof and the Building’s construction rules and regulations (a copy of which is available upon request).  Any structural work (to the extent, if any, required to reinforce portions of the floor of the Premises for Tenant’s filing rooms or similar uses requiring additional support) or other work affecting Base Building systems or areas outside the Premises shall be done only after obtaining Landlord’s reasonable prior approval of Construction Documents therefor under Section 4.07 of the Lease and of the manner in which such work shall be performed under Section 4.07 of the Lease, specifically including any Landlord requirements concerning access to adjacent tenant areas or Building core areas.  All Cabling shall be installed in accordance with the Lease and the Building’s construction rules and regulations.  Landlord shall not be responsible for any aspects of the design or construction of the Initial Tenant Work or other Tenant installations in or about the Premises, the correction of any defects therein, or any delays in the completion thereof.  After the Construction Documents have been approved by Landlord, any change in the work shown thereon, whether material or not, shall be made only after Tenant shall have submitted revised Construction Documents to Landlord for its review and approval in accordance with Paragraph B.3 above; provided that, for any non-material change that does not affect the base building, Building systems, or any areas outside of the Premises, Landlord’s prior approval is not required so long as Tenant shall provide Landlord with such reasonable prior notice thereof to afford Landlord the opportunity, but not the obligation, to review such non-material change.  If the Initial Tenant Work includes any structural or other special items, Tenant shall reimburse Landlord for the reasonable out-of-pocket costs incurred by Landlord in reviewing such items.  Tenant shall pay to Landlord or its managing agent a fee for Landlord’s administrative oversight and coordination of the Initial Tenant Work in an amount equal to two percent (2.0%) of the hard costs of the Initial Tenant Work; provided, however, that such fee shall not exceed $20,000.00 in the aggregate.  In addition, Tenant shall pay to Landlord the costs of Building services or facilities (such as electricity, HVAC, fire alarm plug ins/outs, freight elevator usage, and cleaning) used by Tenant in connection with its performance of the Initial Tenant Work, in each case at Building standard rates charged to tenants generally.  Any such costs shall constitute Allowance Costs that may be requisitioned from time to time from the Allowance as provided in Paragraph B.4.

B.6                             Access.  During the period between the Delivery Date and the Relocation Commencement Date, Tenant’s access to the Premises for the performance of the Initial Tenant Work hereunder and its installation of wiring, furniture, equipment, and personal property prior to commencing the regular conduct of business in the Premises shall be subject in each case to the terms and conditions of Section 4.07 of the Lease, including without limitation (i) Landlord’s approval of the Construction Documents for the Initial Tenant Work in accordance with

Paragraph B.3 above, (ii) Landlord’s approval of Tenant’s contractors in accordance with Section 4.07 of the Lease, (iii) Landlord’s receipt from Tenant of copies of all necessary permits for the applicable Initial Tenant Work, and (iv) customary insurance certificates from Tenant’s contractors, subcontractors, and other parties acting under or through Tenant with respect to the applicable work in accordance with the Lease.  Tenant shall be responsible for any damage to the Premises caused by Tenant or its employees, agents, contractors, subcontractors, material suppliers and laborers.  Any entry into the Premises by Tenant (or its contractors, subcontractors, or other persons acting under Tenant) prior to the Relocation Commencement Date shall be subject to all of the provisions of the Lease that are applicable to the Premises during the Term, except for the obligation to pay Base Rent and Additional Rent for Expenses and Taxes.

B.7                             Tenant’s Authorized Representative.  Tenant hereby designates Hunter Smith to serve as Tenant’s Authorized Representative, who shall have full power and authority to act on behalf of Tenant on any matters relating to the Initial Tenant Work.  Tenant may from time to time change the Tenant’s Authorized Representative or designate additional Tenant’s Authorized Representative(s) by written notice delivered to Landlord in accordance with the Lease.

Schedule C-1

Description of Landlord Delivery Work

Shell Condition

1)             Previous tenant improvements removed including flooring, ceilings, doors, interior glazing, Drywall partitions, casework, furniture, and mechanical fasteners to the structure above, etc. Structural Slab exposed.

2)             Core walls & demising walls patched and ready for paint.

3)             Elevator Lobbies existing core walls to remain.  Call Buttons and Indicators to remain.

4)             Landlord to provide new perimeter window treatments for tenant to install, based on Landlord approved design.

5)             Fire Sprinkler: Heads turned upright per code.

6)             Plumbing: Existing HW heaters removed and disposed. Vent lines to be cut and capped within the space. Domestic Cold Water lines to be cut and capped within the space.

7)             HVAC: Diffusers and medium pressure ductwork removed back to the existing boxes (VAVs, Heat Pumps, etc.).  Existing boxes and medium pressure ductwork back to the AHU to remain.  Thermostats coiled and secured to corresponding boxes.  Supplemental cooling to be removed and disposed.  Condenser Water lines to be cut and capped within the space.

8)             Electrical: Existing circuitry removed back to the tenant distribution panel. Convenience outlets for temp power and code compliant exit signage to remain. Temp construction lighting to be provided.

9)             Fire Alarm: Existing tenant Fire Alarm Devices coiled and mounted to the structure above.

10)      Communications: Remove existing tele/data on the floor.

Schedule C-2

Requirements for Construction Documents for Initial Tenant Work

1.                                      Preparation of Construction Documents.  The Construction Documents shall include all architectural, mechanical, electrical, fire protection, plumbing and structural drawings and detailed specifications for the Initial Tenant Work, as applicable, and shall show and/or specify all work necessary to complete the Initial Tenant Work including all cutting, fitting, and patching and all connections to the mechanical and electrical systems and other components of the Building as well as any re-balancing and re-commissioning scope that is necessary to address Base Building systems affected by the Initial Tenant Work.  Where the Initial Tenant Work interfaces with Base Building, the Initial Tenant Work design shall visually integrate with the Base Building in a manner and with materials and finishes that are compatible with the Base Building in that area.  Landlord reserves the right to reject Construction Documents which in its reasonable opinion fail to comply with this provision.  Upon any such rejection by Landlord, Tenant shall have the opportunity to revise the Construction Documents and submit the same for approval by Landlord.  The Construction Documents shall include but not be limited to:

(a)                                 Major Work Information:  A list of any items or matters which might require structural modifications to the Building, including but not limited to the following:

(1)                                 Location and details of special floor areas exceeding the applicable floor load for such area of the Building;

(2)                                 Location and weights of storage files, batteries, HVAC units and technical areas;

(3)                                 Location of any special soundproofing requirements;

(4)                                 Existence of any extraordinary HVAC requirements necessitating perforation of structural members; and

(5)                                 Existence of any requirements for heavy loads, dunnage or other items affecting the structure.

(b)                                 Plans Submission:  Two (2) blackline drawings and one (1) CAD disk (subject to Tenant’s architect’s and its consultants’ and subconsultants’ reasonable conditions for re-use) showing all architectural, mechanical and electrical systems, including cutsheets (where reasonably requested by Landlord), specifications and the following:

CONSTRUCTION PLANS:

(1)                                 All partitions shall be shown; indicate ratings of all partitions; indicate all non-standard construction and details referenced;

(2)                                 Dimensions for partition shall be shown to face of drywall; critical tolerances and ± dimensions shall be clearly noted;

(3)                                 All plumbing fixtures or other equipment requirements and any equipment requiring connection to Building plumbing systems shall be noted.

REFLECTED CEILING PLAN:

(1)                                 Layout suspended ceiling grid pattern in each room, describing the intent of the ceiling working point, origin and/or centering; and

(2)                                 Locate all ceiling-mounted lighting fixtures and air handling devices including air dampers, fan boxes, etc., lighting fixtures, supply air diffusers, wall switches, down lights, special lighting fixtures, special return air registers, special supply air diffusers, and special wall switches.

TELECOMMUNICATIONS AND ELECTRICAL EQUIPMENT PLAN:

(1)                                 All telephone outlets required;

(2)                                 All electrical outlets required; note non-standard power devices and/or related equipment;

(3)                                 All electrical requirements associated with plumbing fixtures or equipment; append product data for all equipment requiring special power, temperature control or plumbing considerations;

(4)                                 Location of telecommunications equipment and general layout of conduits; and

(5)                                 Components and design of antennas, if any, (including associated equipment) as installed, in sufficient detail to evaluate weight, bearing requirements, wind-load characteristics, power requirements and the effects on Building structure, moisture resistance of the roof membrane and operations of pre-existing telecommunications equipment, to the extent known or based on information provided by Landlord.

DOOR SCHEDULE:

(1)                                 Provide a schedule of doors, sizes, finishes, hardware sets and ratings; and

(2)                                 Non-standard materials and/or installation shall be explicitly noted.

HVAC:

(1)                                 Areas requiring special temperature and/or humidity control requirements;

(2)                                 Heat emission of equipment (including catalogue cuts where reasonably required by Landlord or, where unavailable, based on engineer’s assumptions therefor), such as CRTs, copy machines, etc.;

(3)                                 Special exhaust requirements for conference rooms, pantry, toilets, etc.; and

(4)                                 Any extension of system beyond demised space.

ELECTRICAL:

(1)                                 Special lighting requirements;

(2)                                 Power requirements and special outlet requirements of equipment;

(3)                                 Security requirements;

(4)                                 Supplied telephone equipment and the necessary space allocation for same;

(5)                                 Any extensions of tenant equipment beyond demised space; and

(6)                                 Load study confirming compliance with the leased space’s allowable watts per square foot.

PLUMBING:

(1)                                 Remote toilets;

(2)                                 Pantry equipment requirements;

(3)                                 Remote water and/or drain requirements such as for sinks, ice makers, etc.; and

(4)                                 Special drainage requirements, such as those requiring holding or dilution tanks.

ROOF:

Detailed plan of any existing and proposed roof equipment, if any, showing location and elevations of all equipment.

SPECIAL SERVICES:

Equipment cuts (where reasonably requested by Landlord), power requirements, heat emissions, raised floor requirements, fire protection requirements, security requirements, and emergency power.

EXHIBIT C

BUILDING RULES AND REGULATIONS

This Exhibit is attached to and made a part of the Second Amendment to Lease (the “Second Amendment”) by and between 500 BOYLSTON & 222 BERKELEY OWNER (DE) LLC, a Delaware limited liability company (“Landlord”), and RHYTHM PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”), for space in the Building located at 222 Berkeley Street, Boston, Massachusetts 02116.  Capitalized terms used but not defined herein shall have the meanings given in the Lease (as defined in the Second Amendment).

The following rules and regulations shall apply, where applicable, to the Premises, the Building, the parking facilities (if any), the Property and the appurtenances.  In the event of a conflict between the following rules and regulations and the remainder of the terms of the Lease, the remainder of the terms of the Lease shall control.

1.                                      Sidewalks, doorways, vestibules, halls, stairways and other similar areas shall not be obstructed by Tenant or used by Tenant for any purpose other than ingress and egress to and from the Premises.  No rubbish, litter, trash, or material shall be placed, emptied, or thrown in those areas.  At no time shall Tenant permit Tenant’s employees to loiter in Common Areas or elsewhere about the Building or Property.

2.                                      Plumbing fixtures and appliances shall be used only for the purposes for which designed and no sweepings, rubbish, rags or other unsuitable material shall be thrown or placed in the fixtures or appliances.

3.                                      No signs, advertisements or notices shall be painted or affixed to windows, doors or other parts of the Building, except those of such color, size, style and in such places as are first approved in writing by Landlord.  All tenant identification and suite numbers at the entrance to the Premises shall be installed by Landlord, at Tenant’s cost and expense, using the standard graphics for the Building. Except in connection with the hanging of lightweight pictures and wall decorations, no nails, hooks or screws shall be inserted into any part of the Premises or Building except by the Building maintenance personnel without Landlord’s prior approval, which approval shall not be unreasonably withheld.

4.                                      Landlord may provide and maintain in the first floor (main lobby) of the Building an alphabetical directory board or other directory device listing tenants and no other directory shall be permitted unless previously consented to by Landlord in writing.

5.                                      Tenant shall not place any lock(s) on any door in the Premises or Building without Landlord’s prior written consent, which consent shall not be unreasonably withheld, and Landlord shall have the right at all times to retain and use keys or other access codes or devices to all locks within and into the Premises.  A reasonable number of keys and/or access cards to the locks on the entry doors in the Premises shall be furnished by Landlord to Tenant at Tenant’s cost and Tenant shall not make any duplicate keys or access cards.  All keys and access cards shall be returned to Landlord at the expiration or early termination of the Lease.

6.                                      All contractors, contractor’s representatives and installation technicians performing work in the Building shall be subject to Landlord’s prior approval, which approval shall not be unreasonably withheld, and shall be required to comply with Landlord’s standard rules, regulations, policies and procedures, which may be revised from time to time. Landlord has no obligation to allow any particular telecommunication service provider to have access to the Building or to the Premises.  If Landlord permits access, Landlord may condition the access upon the payment to Landlord by the service provider of fees assessed by Landlord in Landlord’s sole discretion.

7.                                      Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by Tenant of merchandise or materials requiring the use of elevators, stairways, lobby areas or loading dock areas, shall be performed in a manner and restricted to hours reasonably designated by Landlord.  Tenant shall obtain Landlord’s prior approval by providing a detailed listing of the activity, including the names of any contractors, vendors or delivery companies, which approval shall not be unreasonably withheld.  Tenant shall assume all risk for damage, injury or loss in connection with the activity.

8.                                      Landlord shall have the right to approve the weight, size, or location of heavy equipment or articles in and about the Premises, which approval shall not be unreasonably withheld; provided that approval by Landlord shall not relieve Tenant from liability for any damage in connection with such heavy equipment or articles.

9.                                      Corridor doors, when not in use, shall be kept closed.

10.                               Tenant shall not:  (a) make or permit any improper, objectionable or unpleasant noises, odors, or vibrations in the Building, or otherwise interfere in any way with other tenants or persons having business with them; (b) solicit business or distribute or cause to be distributed, in any portion of the Building, handbills, promotional materials or other advertising; or (c) conduct or permit other activities in the Building that might, in Landlord’s sole opinion, constitute a nuisance.

11.                               No animals, except those assisting handicapped persons, shall be brought into the Building or kept in or about the Premises.

12.                               No inflammable, explosive or dangerous fluids or substances shall be used or kept by Tenant in the Premises, Building or about the Property, except for those substances as are typically found in similar premises used for general office purposes and are being used by Tenant in a safe manner and in accordance with all applicable Laws.  Tenant shall not, without Landlord’s prior written consent, use, store, install, spill, remove, release or dispose of, within or about the Premises or any other portion of the Property, any asbestos-containing materials or any solid, liquid or gaseous material now or subsequently considered toxic or hazardous under the provisions of 42 U.S.C. Section 9601 et seq., M.G.L. c. 21C, M.G.L. c. 21E or any other applicable environmental Law which may now or later be in effect.  Tenant shall comply with all Laws pertaining to and governing the use of these materials by Tenant and shall remain solely liable for the costs of abatement and removal.

13.                               Tenant shall not use or occupy the Premises in any manner or for any purpose which might injure the reputation or impair the present or future value of the Premises or the Building. Tenant shall not use, or permit any part of the Premises to be used for lodging, sleeping or for any illegal purpose.

14.                               Tenant shall not take any action which would violate Landlord’s labor contracts or which would cause a work stoppage, picketing, labor disruption or dispute or interfere with Landlord’s or any other tenant’s or occupant’s business or with the rights and privileges of any person lawfully in the Building (“Labor Disruption”).  Tenant shall take the actions necessary to resolve the Labor Disruption, and shall have pickets removed and, at the request of Landlord, immediately terminate any work in the Premises that gave rise to the Labor Disruption, until Landlord gives its written consent for the work to resume.  Tenant shall have no claim for damages against Landlord or any of the Landlord Related Parties nor shall the Term Commencement Date of the Term be extended as a result of the above actions.

15.                               Tenant shall not install, operate or maintain in the Premises or in any other area of the Building, electrical equipment that would overload the electrical system beyond its capacity for proper, efficient and safe operation as determined solely by Landlord.  Tenant shall not furnish cooling or heating to the Premises, including, without limitation, the use of electric or gas heating devices, without Landlord’s prior written consent.  Tenant shall not use more than its proportionate share of telephone lines and other telecommunication facilities available to service the Building.

16.                               Tenant shall not operate or permit to be operated a coin or token operated vending machine or similar device (including, without limitation, telephones, lockers, toilets, scales, amusement devices and machines for sale of beverages, foods, candy, cigarettes and other goods), except for machines for the exclusive use of Tenant’s employees and invitees.

17.                               Bicycles and other vehicles are not permitted inside the Building or on the walkways outside the Building, except in areas designated by Landlord.

18.                               Landlord may from time to time adopt systems and procedures for the security and safety of the Building and Property, their occupants, entry, use and contents.  Tenant, its agents, employees, contractors, guests and invitees shall comply with Landlord’s systems and procedures.

19.                               Landlord shall have the right to prohibit the use of the name of the Building or any other publicity by Tenant that in Landlord’s sole opinion may impair the reputation of the Building or its desirability.  Upon written notice from Landlord, Tenant shall refrain from and discontinue such publicity immediately.

20.                               The Building is a non-smoking building.  Neither Tenant nor its employees, contractors, agents, guests, or invitees shall smoke or permit smoking of (i) any form of tobacco-related products (including, but not limited to pipes, cigars, cigarettes and similar products), (ii) vaporized products via electronic cigarettes (or any similar products and technological evolutions or innovations thereof), or (iii) any other plant-based or synthetic products which emit substances into the air at any time either in the Premises, in any other part of the Building, around the entrances to the Building, or in any other exterior area of the Property.  Notwithstanding the foregoing, Landlord may, at its election in its sole discretion from time to time, designate any exterior area of the Property (if any) as a permitted smoking area of tobacco-related products.

21.                               Landlord shall have the right to designate and approve standard window coverings for the Premises and to establish rules to assure that the Building presents a uniform exterior appearance.  Tenant shall ensure, to the extent reasonably practicable, that window coverings are closed on windows in the Premises while they are exposed to the direct rays of the sun.

22.                               Deliveries to and from the Premises shall be made only at the times in the areas and through the entrances and exits reasonably designated by Landlord.  Tenant shall not make deliveries to or from the Premises in a manner that might interfere with the use by any other tenant of its premises or of the Common Areas, any pedestrian use, or any use which is inconsistent with good business practice.

23.                               The work of cleaning personnel shall not be hindered by Tenant after 6:00 P.M., and cleaning work may be done at any time when the offices are vacant. Windows, doors and fixtures may be cleaned at any time.  Tenant shall provide adequate waste and rubbish receptacles to prevent unreasonable hardship to the cleaning service.

EXHIBIT D

Special Provisions

This Exhibit is attached to and made a part of the Second Amendment to Lease (the “Second Amendment”) by and between 500 BOYLSTON & 222 BERKELEY OWNER (DE) LLC, a Delaware limited liability company (“Landlord”), and RHYTHM PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”), for space in the Building located at 222 Berkeley Street, Boston, Massachusetts 02116.  Capitalized terms used but not defined herein shall have the meanings given in the Lease (as defined in the Second Amendment).

For purposes of this Exhibit D, all references herein to the “Premises” shall be deemed to refer to the Relocation Premises, and all references herein to the “Term” shall be deemed to refer to the Relocation Term, as set forth in the Second Amendment.

1.                                      Swing Space.  Reference is made to the space located on a portion of the sixth (6th) floor of the 500 Boylston Building as shown on the floor plan attached hereto as Schedule D-1 containing approximately 8,462 square feet of Net Rentable Area (the “Swing Space”).  To provide for Tenant’s temporary space needs prior to the Relocation Commencement Date, Landlord shall permit Tenant to use and occupy the Swing Space, in its current “as is” condition, for a term commencing on September 1, 2018 (or, if later, the date on which Tenant first enters all or part of the Swing Space) and expiring at 11:59 p.m. on  the Relocation Commencement Date for the Relocation Premises (the “Swing Space Term”) on all of the terms and conditions of the Lease that are applicable to the Relocation Premises under the Lease (including, without limitation, the Tenant’s insurance and indemnification obligations set forth therein) with the same effect as if, for purposes of the Swing Space and the Swing Space Term hereunder, the references in the Lease to the Premises, the Term, and the Building referred, respectively, to the Swing Space, the Swing Space Term, and the 500 Boylston Building; provided, however, that (a) Landlord shall not be required to provide any tenant improvement allowance for the Swing Space or perform any improvements in or to the Swing Space; (b) Tenant shall not be required to pay Net Rent or additional rent for Tenant’s Proportionate Share of Operating Cost and Impositions in respect of the Swing Space for the Swing Space Term; (c) Tenant shall pay to Landlord, on account of the Swing Space for the Swing Space Term, additional rent for tenant electricity and any separately reimbursable charges (e.g., after-hours HVAC or special cleaning services) provided to the Swing Space at building standard rates, on a monthly basis (pro-rated for any partial month of the Swing Space Term) and otherwise at the times and in the manner provided in the Lease for such charges; and (d) Tenant shall use the Swing Space solely for Tenant’s own use in accordance with the Permitted Use under the Lease and shall have no right to sublease or assign its rights with respect thereto to any other party.  At the expiration of the Swing Space Term, Tenant shall vacate and surrender the Swing Space in the condition existing as of the commencement date of the Swing Space Term, reasonable wear and tear excepted, after removing all of Tenant’s personal property, furniture, fixtures, and equipment from such space.  Any failure by Tenant to timely vacate and surrender the Swing Space to Landlord by the last day of the Swing Space Term shall be deemed a holdover for purposes of Section 8.02 of the Lease, with holdover rent thereunder calculated as if the Rent payable during the Swing Space Term had been payable at the rates per square foot applicable to the Premises during the first Relocation Lease Year following the Relocation Rent

Waiver Period.  Notwithstanding the foregoing, Landlord reserves the right, upon not less than sixty (60) days’ prior written notice to Tenant, to relocate the Swing Space to another space in the Project of a comparable condition, which is reasonably suitable for areas of the original Swing Space used by Tenant hereunder.

2.                                      Right of First Offer.  Reference is made to the balance of the rentable area located on the twelfth (12th) floor of the 222 Berkeley Building and not included in the Relocation Premises under the Second Amendment (the “First Offer Space”).  Tenant shall have a one-time right of first offer to lease the First Offer Space in accordance with, and subject to, the terms and conditions of this Paragraph 2 below.

(a)                                 Landlord’s ROFO Notice.  Before hereafter entering into the first lease for all or part of the First Offer Space with a third party (other than any tenant or other occupant of all or part of the First Offer Space), Landlord shall notify Tenant of the Net Rent and other terms on which Landlord is willing to lease such space to Tenant under this Paragraph 2 (“Landlord’s ROFO Notice”).

(b)                                 Tenant’s Response.  Within seven (7) Business Days after receipt of Landlord’s ROFO Notice, Tenant shall, by written notice delivered to Landlord, either (i) reject Landlord’s ROFO Notice, or (ii) reject Landlord’s ROFO Notice but unconditionally and irrevocably offer to lease the offered First Offer Space from Landlord for its own use at a Net Rent rate proposed in Tenant’s response and otherwise on the terms set forth in Landlord’s ROFO Notice, or (iii) unconditionally and irrevocably accept Landlord’s offer to lease the offered First Offer Space from Landlord for its own use on the terms set forth in Landlord’s ROFO Notice.  The failure by Tenant to timely respond as aforesaid shall be deemed Tenant’s rejection of Landlord’s ROFO Notice for the offered First Offer Space under clause (i).

If Landlord’s ROFO Notice is rejected under clause (i) above (or deemed rejected by Tenant’s failure to timely respond), then Landlord may enter into any lease for all or part of the offered First Offer Space on such terms and conditions as Landlord determines in its sole discretion, and Tenant shall thereafter have no further right to lease the offered First Offer Space under this Paragraph 2.

If Tenant timely offers to lease the offered First Offer Space on alternative terms as set forth in clause (ii) above, then Landlord may, by written notice delivered within fifteen (15) days of receipt thereof, accept or decline such offer (the failure to so respond being deemed Landlord’s election to decline Tenant’s offer).  If such offer under clause (ii) is declined (or deemed declined), then, for a period of one (1) year after Landlord’s receipt of Tenant’s offer (the “Leasing Period”), Landlord may enter into any lease for all or part of the offered First Offer Space (which offered space may be enlarged to include other space by up to twenty-five percent (25%) of the rentable square feet without requiring any re-offer hereunder) at an effective rent (after taking into account any tenant improvement allowance) greater than ninety-five percent (95%) of the effective rent under Tenant’s offer.  If, during such Leasing Period, Landlord desires to enter into a third-party lease for all of part of such offered First Offer Space at an effective rent less than or equal to ninety-five percent (95%) of the effective rent under Tenant’s offer, Landlord shall deliver to Tenant a new Landlord’s ROFO Notice for such space.  If and to the extent that Landlord does not enter into any lease for all or part of the offered First Offer Space within such Leasing Period, Landlord shall re-commence the process under this Paragraph 2 before entering into a lease for such space.  If Landlord does enter into a lease in accordance with this grammatical paragraph, then Tenant shall thereafter have no further right to lease the offered First Offer Space under this Paragraph 2.

(c)                                  End of Term.  Notwithstanding the foregoing, Tenant’s right of first offer hereunder shall not apply to any First Offer Space with a delivery date that would occur within the last three (3) years of the Term (as the same may have been extended) (a “Late Term ROFO Space”), unless Tenant has a then-remaining Extension Option under the next sentence.  If, at the time of a Landlord’s ROFO Notice for a Late Term ROFO Space, Tenant has a then-remaining Extension Option to extend the Term, then any right of Tenant to lease such Late Term ROFO Space under this Paragraph 2 shall apply if and only if, simultaneously with the acceptance (if any) of the applicable offer to lease such Late Term ROFO Space in accordance with this Paragraph 2, Tenant shall irrevocably and unconditionally agree to exercise any such then-remaining Extension Option, in which event the Term shall be extended in accordance with the terms of such Extension Option, provided that the Fair Market Net Rent for the Premises thereunder shall be determined at the time provided under such Extension Option, notwithstanding the timing of Tenant’s agreement under this sentence to exercise such Extension Option.

(d)                                 Confirmatory Instrument.  If the applicable offer to lease First Offer Space is accepted as provided under this Paragraph 2 above, the space shall, subject to the provisions set forth below and without further action by the parties, be leased by Tenant on the accepted terms and otherwise on all of the terms of the Lease in effect immediately prior to such expansion, provided that, at the request of either party, Landlord and Tenant shall promptly execute and deliver an agreement confirming such expansion of the Premises and the estimated date the Premises are to be expanded pursuant to this Paragraph 2 with a provision for establishing the effective date of such expansion based on actual delivery.  Landlord’s failure to deliver, or delay in delivering, all or any part of the First Offer Space, for any reason, shall not give rise to any liability of Landlord, shall not alter Tenant’s obligation to accept such space when delivered, shall not constitute a default of Landlord, and shall not affect the validity of the Lease.

(e)                                  General.  Notwithstanding any provision of this Paragraph 2 to the contrary, Tenant’s rights under this Paragraph 2 shall be void, at Landlord’s election, if (i) Tenant is in default hereunder, after any applicable notice and cure periods have expired, at the time Landlord would otherwise give a Landlord’s ROFO Notice to Tenant hereunder or at the time Tenant makes any election with respect to the First Offer Space under this Paragraph 2 or at the time the First Offer Space would be added to the Premises, or (ii) any Transfer has occurred under Section 4.06 of the Lease (other than a Permitted Transfer).

3.                                      Extension Option.  Tenant shall have the option (the “Extension Option”) to extend the initial Term for one (1) extension term of five (5) years commencing at the expiration of the initial Term (the “Extension Term”), subject to the terms and conditions set forth below.  For the avoidance of doubt, as used herein, references to the “initial Term” shall be deemed to refer to the initial Relocation Term set forth in Paragraph 1(a) of the Second Amendment.

(a)                                 Exercise of Extension Option.  If Tenant desires to exercise the Extension Option, Tenant shall exercise the Extension Option by notice given to Landlord on or before the date that is twelve (12) months prior to the date the initial Term is then scheduled to expire, but not earlier than twenty four (24) months prior to the date the initial Term is then scheduled to expire.  Any extension of the initial Term shall be applicable to the entire Premises (as the same may be expanded).  If Tenant timely exercises the Extension Option as provided herein, the Term shall be extended for the Extension Term, and Tenant shall pay Net Rent for the Premises during the Extension Term, in accordance with the terms and conditions of Section 2.03 of the Lease, at a Net Rent rate equal to the Extension Rent Rate.  As used herein, the “Extension Rent Rate” shall mean the Fair Market Rent Rate (as defined below) for the Premises for the Extension Term as determined in accordance with the provisions of this Paragraph 3 set forth below.  Time is of the essence with respect to Tenant’s timely exercise of the Extension Option as provided herein.  Any notice exercising the Extension Option must be unconditional and irrevocable in order to be effective. The failure by Tenant to timely give a notice to Landlord exercising the Extension Option as provided herein shall constitute an irrevocable waiver of Tenant’s right to extend the Term, and in such event Tenant shall have no further extension rights hereunder.  Except as set forth herein, Tenant’s lease of the Premises during the Extension Term shall be on all of the terms and conditions in effect for the Premises immediately prior to such extension, except that Tenant shall have no further option to extend the Term after the end of the Extension Term.

(b)                                 Confirmatory Instrument.  If Tenant shall timely exercise the Extension Option in accordance with subparagraph (a) above, the provisions of this Paragraph 3 shall be self-operative, but upon request by either party after determination of the Extension Rent Rate for the Extension Term, the parties shall execute an agreement specifying the Extension Rent Rate for the Extension Term and acknowledging the extension of the Term.

(c)                                  Arbitration.  If Tenant timely exercises the Extension Option under subparagraph (a) above and the parties have not entered into the agreement under paragraph (b) above specifying the Extension Rent Rate on or before the date that is nine (9) months prior to the date the initial Term is then scheduled to expire, then either party may cause the matter of the Fair Market Rent Rate to be submitted to arbitration as set forth below, by giving notice of such submission to the other party.  Each of Landlord and Tenant, within twenty (20) days after notice of such submission to arbitration, shall appoint as an arbitrator a commercial real estate broker with at least ten (10) years’ experience as a broker for first-class high-rise office buildings in downtown Boston, Massachusetts, and shall give notice of such appointment to the other party.  If either Landlord or Tenant shall fail timely to appoint an arbitrator, the other may apply to the Boston Office of the American Arbitration Association (“AAA”) for appointment of such an arbitrator five (5) Business Days after notice of such failure to the delinquent party if such arbitrator has not then been appointed.  The two (2) arbitrators shall, within five (5) Business Days after appointment of the second arbitrator, appoint a third arbitrator who shall be similarly qualified.  If the two (2) arbitrators are unable to agree timely on the selection of the third arbitrator, then either arbitrator on behalf of both may request such appointment from the Boston office of the AAA.  The arbitration shall be conducted in accordance with the commercial arbitration rules of the AAA insofar as such rules are not inconsistent with the provisions of this Lease (in which case the provisions of this Lease shall govern).  The arbitrators shall be charged to reach a majority written decision in accordance with the standards for Fair Market Rent Rate (as defined in subparagraph (d) below), within thirty (30) days after the third arbitrator is appointed, and if the arbitrators are unable to reach such a majority decision, the Fair Market Rent Rate shall be deemed to be the average of the two (2) closest determinations made and simultaneously issued by the three (3) arbitrators.  The arbitrators shall have no authority or jurisdiction to make any other determination of such amount.  Each party shall bear the costs of its appointed arbitrator; otherwise, the cost of the arbitration (exclusive of each party’s witness and attorneys’ fees, which shall be paid by such party) shall be borne equally by the parties.  If the AAA shall cease to provide arbitration for commercial disputes in Boston, the second or third arbitrator, as the case may be, shall be appointed by any successor organization providing substantially the same services, and in the absence of such an organization, by a court of competent jurisdiction under the arbitration act of The Commonwealth of Massachusetts.  For any period of the Extension Term during which the Extension Rent Rate is in dispute hereunder, Tenant shall make payment on account of Extension Rent Rate at the rate estimated by Landlord as the Extension Rent Rate, and the parties shall adjust for overpayments or underpayments within thirty (30) days after the decision of the arbitrators is announced.

(d)                                 Fair Market Rent Rate.  The “Fair Market Rent Rate” for the Extension Term in question shall mean the annual fair market net rent per square foot for the Premises, determined for a term coterminous with the Extension Term under the terms of this Lease, as though the Premises were in the condition then existing or in such better condition as such space is required to be maintained hereunder.  In making such determination, reference shall be made to comparable transactions for comparable office space in the Building and comparable first-class high-rise buildings in the Back Bay district of Boston, and appropriate adjustments to the rent rates in such comparable transactions shall be made for any relevant factors, including, without limitation, the timing of the transaction, the location and condition of the space, the quality of the Building, and any free rent or other tenant concessions.  Without limiting the generality of the foregoing adjustments, if the rent rate in a comparable transaction was determined based on a percentage discount to fair market rent, then the amount of such discount shall be disregarded (i.e., added back into the rental rate) for purposes of determining the Fair Market Rent Rate hereunder.  The Fair Market Rent Rate shall be determined based on the terms of this Lease, including Tenant’s obligation to pay Tenant’s Proportionate Share of Operating Cost and Impositions, which shall apply to the Premises during the Extension Term.

(e)                                  General.  Notwithstanding any provision of this Paragraph 3 to the contrary, the Extension Option shall be void, at Landlord’s election, if (i) Tenant is in default hereunder, after any applicable notice and cure periods have expired, at the time Tenant elects to extend the Term or at the time the Term would expire but for such extension, or (ii) any Transfer has occurred under Section 4.06 of the Lease (other than a Permitted Transfer).

Schedule D-1

Swing Space Plan

[see attached plan]

500 BOYLSTON STREET

FLOOR PLAN

6TH FLOOR - AS BUILT PLAN - 8,462 RSF

OXFORD

ST. JAMES AVENUE
BERKELEY STREET
CLARENDON STREET
BOYLSTON STREET
N